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                         Independent Auditors' Consent

The Board of Directors
Sorep Technology Corp.:

We consent to the incorporation by reference in the registration statement on Form S-3 of LaBarge, Inc. of our report dated June 18, 1996 with respect to the balance sheets of Sorep Technology Corp. as of December 31, 1995 and 1994, and the related statement of operations and retained earnings, and cash flows for the years ended December 31, 1995 and 1994, four months ended December 31, 1993, and year ended August 31, 1993, which report appears in the Form 8-K/A of LaBarge, Inc. dated July 22, 1996 and to the reference to our firm under the heading "Expects" in the Prospectus.

                                                   KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
St. Louis Missouri
July 23, 1996